UNITED STATES

SECURITIES EXCHANGE COMMISSION

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Nautilus, Inc.

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The following press release was issued by Nautilus, Inc. on October 18, 2007:

CONTACTS:	Nautilus, Inc.	Nautilus, Inc.

	Ron Arp	John Mills

	(360)859-2514	(310)954-1105

NAUTILUS, INC. ANNOUNCES THIRD QUARTER 2007 RESULTS

FITNESS COMPANY OUTLINES

RESTRUCTURING STRATEGY

VANCOUVER, Wash. – (October 18, 2007) – Global fitness company Nautilus, Inc. (NYSE: NLS) today announced quarterly results for the three-month period ended September 30, 2007. Also today, the company’s new President and Chief Executive Officer, Robert S. Falcone, announced Nautilus’ restructured operating strategy and principles intended to drive shareholder value.

With a brand portfolio that includes Nautilus®, Bowflex®, Schwinn®Fitness, StairMaster®, Universal®, and Pearl iZUMi®, Nautilus manufactures and markets a complete line of innovative health and fitness products through direct, commercial, retail, and international channels.

Third Quarter Recap

Nautilus reported that net sales for the three months ended September 30, 2007, were $134.0 million, compared to $159.6 million for the corresponding period last year, down 16 percent. Net loss for the third quarter, including charges of 13 cents related to bad debt reserves for a customer’s pending bankruptcy and costs associated with the departure of the Company’s former CEO, was $13.3 million, or $0.42 per diluted share, compared to income of $9.4 million, or $0.29 per diluted share, for the third quarter of 2006. The year-ago third quarter included a tax reserve reversal of $3.0 million, or 9 cents per share. Excluding the tax reversal, net income for the quarter was $6.4 million, or $0.20 per diluted share.

The decline in performance was primarily attributable to a reduction in sales of rod-based home gyms in retail and an overall shift in sales mix for customers, channels and products.

“We are very disappointed by Nautilus’ third quarter financial results,” said Robert S. Falcone, Nautilus Chairman, President and Chief Executive Officer. “Our shareholders can be certain that we are implementing the changes necessary to address these shortfalls in order to drive sustainable growth and value.”

Outlook

For the fourth quarter, the Company expects net sales of approximately $160.0 million and earnings from operations to be about break-even. Nautilus is undergoing a comprehensive review of the business and expects some restructuring charges in the fourth quarter, which are not included in this estimate. These will include severance costs and may include inventory adjustments for discontinued products and other restructuring charges.

Addressing Shortfalls, Improving Financial Position

Since taking over as Nautilus’ Chief Executive Officer on August 13, 2007, Mr. Falcone has undertaken a thorough review of the Company’s business and operating strategy and implemented several initiatives aimed at improving the Company’s financial condition, and will continue to build on the Company’s turnaround strategy.

These steps include:

•

The Company’s anticipated agreement to amend and secure its $125 million line of credit with a $50 million accordion and replace it with a new $150 million asset-based loan with a $50 million accordion.

•

The re-negotiation of the financial terms associated with Nautilus’ planned acquisition of Land America, its largest contract manufacturer, based in Xiamen, China. New terms include a price concession of approximately $7 million, and a payment schedule that has been extended to October 2008. The transaction, which will provide the Company with a vertical manufacturing presence, is expected to help improve long-term gross and operating margins.

•	A reduction of workforce by approximately 140 employees, or 9 percent of the Company’s employee base, generating approximately $10 million in fixed-cost savings.

•	The exploration of divestitures for non-core assets, including the Company’s technical apparel business, Pearl iZUMi.

•	The suspension of the Company’s 10-cent-per-share quarterly cash dividend, which will provide an additional $13 million available for operations.

•	The development of a global growth strategy for the Company’s commercial, direct and retail business lines.

“These steps are both necessary to unlocking the true value of Nautilus for our shareholders and reflective of the conservative and strategic manner in which we will manage our business moving forward,” said Mr. Falcone.

The Company remains optimistic about its prospects for future growth within the $10 billion global fitness industry. “Not only does Nautilus operate the most widely recognized brand names, it offers a growing global consumer base the most innovative products,” said Mr. Falcone. “Our shareholders can be confident that we will combine the right infrastructure with best-in-class execution to leverage the many opportunities before us.”

Conference Call Details

The third quarter 2007 investor conference call is scheduled for 5:00 p.m. EDT (2:00 p.m. PDT) Thursday, October 18, 2007. It will be broadcast live over the Internet hosted at www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call 800 926 6502 in North America and 212 231 2903 from outside North America. Participants will include: Bob Falcone, President and Chief Executive Officer; and Bill Meadowcroft, Chief Financial Officer. A telephonic playback will be available from 4:00 p.m. PDT October 18 through 12:00 p.m. PDT, November 1, 2007. North American callers can dial 800 633 8284, and international callers can dial to 402 977 9140 hear the playback. The passcode is 21352800.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS) is a pure fitness Company that provides tools and education necessary to help people achieve a fit and healthy lifestyle. With a brand portfolio that includes Nautilus®, Bowflex®, Schwinn®Fitness, StairMaster®, Universal®, and Pearl iZUMi®, Nautilus manufactures and markets a complete line of innovative health and fitness products through direct, commercial, retail, and international channels. The Company was formed in 1986 and had sales of $680 million in 2006. It has 1,450 employees and operations in Washington, Oregon, Colorado, Oklahoma, Illinois, Virginia, Canada, Switzerland, Germany, United Kingdom, Italy, China, Australia, and other locations around the world. More information is at www.nautilusinc.com

Safe Harbor Statement:

This press release includes forward-looking statements, including statements concerning estimated future sales and earnings, new product introduction, and operational improvement. Factors that could cause Nautilus, Inc. actual results to differ materially from these forward-looking statements include availability of media time and fluctuating advertising rates, a decline in consumer spending due to unfavorable economic conditions, its ability to effectively develop, market, and sell future products, its ability to get foreign-sourced product through customs in a timely manner, its ability to effectively identify, negotiate and integrate any future strategic acquisitions, its ability to protect its intellectual property, introduction of lower-priced competing products, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

NAUTILUS, INC.

CONSOLIDATED BALANCE SHEETS

(Preliminary - Unaudited, in thousands)

	September 30, 2007	December 31, 2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$21,555	$4,262
Trade receivables	86,686	137,714
Inventories	89,320	75,832
Prepaid expenses and other current assets	43,032	23,093
Short-term notes receivable	2,562	2,461
Income taxes receivable	6,807	—
Assets held for sale	1,677	1,677
Deferred tax assets	9,388	5,722

Total current assets	261,027	250,761
PROPERTY, PLANT AND EQUIPMENT	51,973	52,658
GOODWILL	65,606	65,037
INTANGIBLE AND OTHER ASSETS, net	73,765	56,486

TOTAL ASSETS	$452,371	$424,942

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payables	$47,127	$61,375
Accrued liabilities	29,469	31,444
Short-term borrowings	109,000	47,500
Income taxes payable	—	4,551
Customer deposits	2,158	2,229
Current portion of long-term debt	386	259

Total current liabilities	188,140	147,358
LONG TERM PORTION OF LONG TERM DEBT	3,889	4,158
NONCURRENT DEFERRED TAX LIABILITIES	15,090	16,792
LONG-TERM TAXES PAYABLE	3,421	—
STOCKHOLDERS’ EQUITY:
Common stock	4,463	1,026
Retained earnings	230,899	251,418
Accumulated other comprehensive income	6,469	4,190

Total stockholders’ equity	241,831	256,634

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$452,371	$424,942

NAUTILUS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Preliminary - Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
NET SALES	$133,957	$159,583	$409,869	$482,185
COST OF SALES	81,064	87,493	238,211	270,192

Gross profit	52,893	72,090	171,658	211,993

OPERATING EXPENSES:
Selling and marketing	53,071	42,621	147,963	137,887
General and administrative	16,103	14,507	42,787	40,399
Research and development	3,142	2,521	9,080	8,321
Royalties	1,903	1,296	4,610	3,991
Litigation settlement	—	—	(18,300)	—

Total operating expenses	74,219	60,945	186,140	190,598

OPERATING INCOME (LOSS)	(21,326)	11,145	(14,482)	21,395
OTHER INCOME (EXPENSE):
Interest income	222	309	265	532
Interest expense	(1,852)	(846)	(3,603)	(1,684)
Other income (expense), net	910	(2)	1,697	1,220

Total other income (expense)	(720)	(539)	(1,641)	68

INCOME (LOSS) BEFORE INCOME TAXES	(22,046)	10,606	(16,123)	21,463
INCOME TAX EXPENSE (BENEFIT)	(8,737)	1,230	(6,387)	5,215

NET INCOME (LOSS)	$(13,309)	$9,376	$(9,736)	$16,248

EARNINGS (LOSS) PER SHARE:
BASIC	$(0.42)	$0.29	$(0.31)	$0.50
DILUTED	$(0.42)	$0.29	$(0.31)	$0.50
WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	31,545	32,138	31,533	32,577
DILUTED	31,553	32,240	31,681	32,732

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Nautilus and its directors may be deemed to be participants in the solicitation of proxies from the shareholders of Nautilus in connection with the requested special meeting of its shareholders. Information regarding the special interests of the directors and officers in the proposals that are the subject of the special meeting will be included in a proxy statement that Nautilus will file in connection with its special meeting. Nautilus shareholders are strongly advised to read the proxy statements filed in connection with the proposals described herein carefully when it becomes available before making any voting or investment decision, as it will contain important information. Shareholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement, along with the annual, quarterly and special reports Nautilus files, for free at the Internet website maintained by the Securities and Exchange Commission (the “SEC”) at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement, and other materials Nautilus files, will also be available for free at Nautilus’ Internet website at www.nautilusinc.com. In addition, copies of the proxy materials, once available, may be requested by contacting our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834.